Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hasbro, Inc.:
We consent to the use of our reports dated February 22, 2023, with respect to the consolidated financial statements of Hasbro, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Providence, Rhode Island
August 4, 2023